 Exhibit 99.1

NEWS RELEASE

DRESS BARN, INC. REVISES FISCAL YEAR 2009 EARNINGS GUIDANCE

SUFFERN, NY – JANUARY 8, 2009 - Dress Barn, Inc. (NASDAQ - DBRN) today announced revised earnings guidance for its fiscal year ending July 25, 2009.

The Company now believes, based on the results of the Holiday season, it is prudent to assume that margins are likely to remain under pressure for the second half of this fiscal year.  As a result, the Company now estimates earnings per diluted share for fiscal 2009 will be in the range of $0.70 to $0.85, versus its previous earnings guidance of $0.90 to $1.00 per diluted share.  This fiscal 2009 revised earnings per share estimate is based on various assumptions, including approximately 64 million fully diluted shares outstanding, a comparable store sales decrease in the mid-single digit range, and lower than previously anticipated margin performance for the second half of the fiscal year.

The Company estimates comparable store sales for its current fiscal second quarter ending January 24, 2009 will decrease by the mid-single digits, with dressbarn stores decreasing in the mid single digits and maurices stores decreasing in the low single digits.

The Company does not report sales results on a monthly basis.  It believes it is appropriate, given this revised earnings guidance, to note that its comparable sales results for its fiscal month ended December 27, 2008 were -4%.  By division, comparable store sales for dressbarn stores were -7% against last year and maurices stores were flat against last year.

The Company plans to announce its fiscal second quarter ending January 24, 2009 sales and earnings results on February 18, 2009.

David R. Jaffe, President and Chief Executive Officer stated, “Our overall sales estimates for the current quarter are in line with our previous estimates.  However, due to the highly promotional retail environment during the Holiday season, we were required to increase our promotional activity in order to keep inventories at acceptable levels.  We have initiated a variety of strategies to improve our business.  While we anticipate that the business environment will remain challenging for some time, we believe we are well positioned to continue to provide current fashion at compelling prices to our customers, while generating strong cash flow and enhancing our strategic and competitive position.  We are pleased to have a strong and highly liquid balance sheet.”

UPCOMING INVESTOR CONFERENCES

Dress Barn, Inc. will be presenting at the Cowen and Company 7th Annual Consumer Conference to be held at The Westin New York at Times Square in New York, NY at 2:00 p.m. ET on Tuesday, January 13, 2009.  The Company will also be presenting at the 11th Annual ICR XChange Conference to be held at the St. Regis Monarch Beach Resort in Dana Point, CA at 3:05 p.m. PT (6:05 p.m. ET) on Wednesday, January 14, 2009. Both conferences will be webcast live and can be accessed at http://www.dressbarn.com.

 Exhibit 99.1

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality casual and career fashion apparel through its dressbarn and maurices brands.  As of December 27, 2008, the Company operated 834 dressbarn stores in 46 states and 697 maurices stores in 44 states. For more information, please visit www.dressbarn.com and www.maurices.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 26, 2008 and Form 10-Q for the quarter ended October 25, 2008.

CONTACT:                                Dress Barn, Inc.
      Investor Relations
      (845) 369-4600